Exhibit 10.8

April 19, 2021

Patrick Pohlen

Re: Employment Terms

Dear Patrick:

Steel House, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment in the position of Chief Financial Officer, in which you will be responsible for Finance, Accounting, Legal, Corp Dev, Regulatory and Compliance and IR.

You will be paid a base salary at the annual rate of $410,000, less payroll deductions and all required withholdings. You will also be eligible for $205,000 in bonuses based off revenue and business objectives, in accordance with the company quota plan, less payroll deductions and required withholdings. The plan is subject to change from time to time, provided that you will be eligible to receive a pro-rata portion of your bonus in any performance period that you do not perform services for the Company for the full period and further, provided you are employed on the final day of a given performance period, the Company will pay earned bonuses to you in accordance with the same schedule as bonuses are paid to other similarly situated executives, which is currently expected to be within 60 days of the end of each quarter. Your salary will be payable in accordance with the Company’s standard payroll policies subject to required tax withholding and other authorized deductions.

You shall be eligible to participate in the Company’s basic employment benefits generally available to all Company employees, as may exist now or in the future. You shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees or executive officers generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other employees of the Company. You will be eligible to participate in any Company sponsored severance or change of control plan, policy or program on the same terms and conditions as the Company’s other executive officers. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course. During the term of your employment and thereafter, the Company agrees that it will indemnify you and provide you with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to the Company’s Board members and other most senior executive officers.

Upon commencement of your employment pursuant to this letter and receipt of a valuation report in compliance with Section 409A of the Internal Revenue Code, the Company promptly will issue you an option to purchase 1,043,376 shares of the Company’s common stock (the “Option”), which represents an option to purchase two percent (2.0%) of the Company’s fully-diluted equity at the time of grant. The Option will vest on a 4-year vesting schedule, with 1/8th of the Option vesting on the six-month anniversary of your employment start date with the Company (the “Start Date”), and the balance vesting in equal 1/42 increments each month thereafter, subject to your continued employment with the Company through the applicable vesting date (the “Vesting Schedule”). In addition, on the first to occur of (i) the date that is nine (9) full months following your employment start date and (ii) immediately prior to the occurrence of an IPO, a de-SPAC or similar go-public transaction, or a Change of Control (the first to occur of (i) and (ii) is referred to as the “Trigger Date”), you will be granted, as necessary, an additional option (the “Additional Option”) to purchase shares of common stock of the Company. The Additional Option, if granted, will cover a number of shares of Company common stock sufficient to increase the percentage of fully-diluted ownership of the Company represented by the Option and Additional Option (taken together and as determined by the Board in its good-faith discretion) to represent 2.0% of the fully-diluted equity of the Company as of the Trigger Date (excluding, for the avoidance of doubt, any securities issued in a PIPE in anticipation of a de-SPAC transaction, IPO or similar go-public transaction). The Additional Option, if granted, will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and will vest on the Vesting Schedule.

Each of the Option and the Additional Option (if granted) will be “early-exercisable” by you, with the unvested portion subject to a customary right of repurchase by the Company. If the Option and/or the Additional Option are approved and granted (as applicable), you will be required to execute and deliver, in each case, a Stock Option Agreement, and both the Option and the Additional Option (as applicable) will be subject to that Stock Option Agreement, the Plan and other equity-related documentation. At your election, you may pay the exercise price of the Option and the Additional Option via a 51% recourse promissory note in favor of the Company.

If your service to the Company is terminated without Cause or you resign for Good Reason (each as defined below) within 12 months following the closing of an Acquisition (as defined in the Company’s 2009 Stock Option Plan (the “Plan”)), and subject to and conditioned upon your timely execution and non-revocation of a release substantially in the form attached hereto as Exhibit B, fifty percent (50%) of the remaining unvested portion of any stock award then held by you (including but not limited to the Option and the Additional Option (if granted)) will become fully vested.

“Cause” shall mean the occurrence of any of the following: mean (i) your theft, dishonesty or falsification of any employment or Company records; (ii) your malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) your commission of any immoral or illegal act or any gross or willful misconduct, where the Company’s Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s Board or management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its affiliates; (iv) the failure or refusal by you to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after your receipt of reasonable notice in writing of such failure or refusal and a reasonable opportunity to correct the problem and/or (v) your material breach of any provision of any confidentiality agreement or offer letter agreement between you and the Company.

“Good Reason” shall mean the occurrence of any of the following: (i) a reduction by 15 or greater percent by the Company of your base salary (provided however, that in the event that the base salary of all senior management are similarly reduced, such material reduction will not constitute Good Reason); (ii) a material reduction by the Company in your kind or level of employee benefits with the result that your overall benefits package is significantly reduced (provided however, that in the event the benefits of all senior management are similarly reduced, such material reduction will not constitute Good Reason); or (iii) the relocation of the Company’s offices such that the your daily commute is increased by at least 50 miles each way without your written consent. Notwithstanding the above, none of the following shall be considered Good Reason: (x) the mere occurrence of an Acquisition; (y) any change in the identity of the surviving corporation in the event of an Acquisition; or (z) any change in the status of the surviving corporation after an Acquisition as a private or public company. Notwithstanding the foregoing, Good Reason shall cease to exist in the event you fail to resign within sixty (60) days following the first occurrence of the event giving rise to Good Reason.

The Company represents that there are no current Company employees with severance or accelerated vesting terms applicable to Company equity compensation awards (“Severance or Vesting Terms”) that are more favorable than the Severance or Vesting Terms provided to you under this offer letter. Unless otherwise agreed by you and the Company in writing (including by email), the Company agrees that if more favorable Severance or Vesting Terms are provided to a Company employee in the future, you also will be provided with such more favorable Severance or Vesting Terms.

As a condition of employment, you will be required to sign and comply with a Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and provide satisfactory proof of your identity as required by United States law. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. The at-will nature of our employment relationship cannot be changed except in a writing signed by a Company officer.

You may engage in civic and not-for-profit activities and serve on the boards of directors or serve as a consultant to non-competitive private or public companies; provided, in each case that such activities do not materially interfere with the performance of your duties to the Company.

If you accept this offer, this letter and the Proprietary Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Invention Assignment Agreement or contrary to those contained in this letter or the Proprietary Information and Invention Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer. The terms set forth in this offer letter shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement the terms herein and (ii) is signed by both parties hereto.

If you accept this offer, the Company will pay the reasonable fees and expenses of your legal counsel, in an amount not to exceed, in the aggregate, $5,000.

(signature page follows)

Please sign and date this letter, and return it to me by 4/30/2021 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Mark Douglas

Mark Douglas
President & CEO
Steel House, Inc.

Accepted by:

/s/ Patrick Pohlen

Patrick Pohlen

April 19, 2021

Exhibit A

Proprietary Information and Invention Assignment Agreement

Proprietary Information & Invention Assignment Agreement (for Team members)

As a condition of my employment by Mountain Digital, Inc., a Delaware corporation, together with any of its successors or assigns (collectively, the “Company”), and in consideration of my employment relationship with the Company, [my receipt of Company common stock,) and my receipt of the compensation paid to me by the Company,

I agree to the following:

1.     Proprietary Information

(a)   Company Information. I acknowledge and agree that during the term of my employment with the Company and thereafter I shall not use, except for the benefit of the Company, and shall not disclose to any third party any Proprietary Information (as defined below) except as necessary to perform my responsibilities for the Company and in each case pursuant to confidentiality agreements at least as protective of such information as this Agreement. “Proprietary Information” means any information that the Company treats or considers as proprietary or confidential, including Inventions, Third Party Information, Records (as each such term is defined below), research plans and results, unreleased products and services, supplier lists, customer lists, prices, costs and other financial information, market analyses, technical notebooks, manuals and documentation, development plans, marketing and business plans, agreements with third parties, budgets, human resources data, information regarding the skills and compensation of Company team members and contractors, and other non-public information regarding the Company available to me or developed by me during the term of my employment with the Company. I further acknowledge that as between the Company and me all Proprietary Information, and all improvements or modifications thereto, is and shall be owned exclusively by the Company.

(b)   Former Employer Information. I represent that my performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to me before or after the commencement of my employment with the Company. I will not disclose to the Company, use in the performance of my work for the Company, or induce the Company to use, any Inventions (as defined below), confidential or proprietary information, or other material belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights.

(c)   Third Party Information. I understand that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information (“Third Party Information”) and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(d)   Unauthorized Use or Disclosure. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

2.     Inventions

(a)   Definition of Inventions. For purposes of this Agreement, “Inventions” means all inventions, methods, processes, works of authorship, ideas, concepts, know-how, and trade secrets whether or not patentable or registrable under copyright or similar laws, including: software (in an; form including source code and object code), algorithms, application programming interfaces (APls), apparatus, circuit designs and assemblies, technical and business data, databases and data collections, designs, diagrams, documentation, Records (as defined below), drawings, flow charts, formulae, gate arrays, materials, development plans, designs and brand elements, models, network configurations and architectures, photomasks, procedures, protocols, schematics, semiconductor devices, specifications, subroutines, techniques, test vectors, tools, user interfaces, developments and derivative works with respect to any of the foregoing, and any other forms of technology.

Proprietary Information & Invention Assignment Agreement (for Team members)

(b)   Assignment of Inventions. I hereby assign to the Company, or its designee, allright, title and interest throughout the world in and to any and all Inventions that I conceive, make, or reduce to specific form, either alone or jointly with others, during the period of my employment by the Company (collectively, “Employment Inventions”). Notwithstanding the foregoing, I understand that this agreement does not require assignment of any Invention to the extent such Invention qualifies for protection under Section 2870 of the California Labor Code, the current text of which is attached hereto as Exhibit A (“Section 2870”).

(c)   Disclosure of Inventions. I will promptly disclose to the Company all Employment Inventions. In addition, I will promptly disclose to the Company all Inventions that I conceive, make, or reduce to specific form, either alone or jointly with others, during the period of my employment by the Company that I believe qualify under Section 2870 (each, a “Section 2870 Invention”). At the time of disclosure of a Section 2870 Invention I will provide to the Company in writing evidence to substantiate the belief that such Invention qualifies as a Section 2870 Invention. I understand that the Company will keep in confidence any non-public information disclosed in writing to the Company by me pursuant to this agreement relating to Section 2870 Inventions.

(d)   Certain Prior Inventions. The term “Prior Inventions” shall mean any Inventions which I have, alone or jointly with others, conceived, developed or reduced to specific form or caused to be conceived, developed or reduced to specific form prior to the commencement of my employment with the Company that relate to the current or planned conduct of the Company. To preclude any possible uncertainty over whether an Invention is a Prior Invention or an Invention that is assigned to the Company under Section 2(b), I have set forth on Exhibit B a complete list of all Prior Inventions that I consider to be in whole or in part owned by me or by a third party and that I wish to clarify are not assigned to the Company under Section 2(b) of this Agreement. If full disclosure of any such Prior Invention on Exhibit B would cause me to violate any prior confidentiality agreement with a former employer or other third party, I understand that I am to describe such Prior Invention in Exhibit B at the most specific level possible without violating any such prior confidentiality agreement. Without limiting my obligations under Section 1 (b) or the representations under Section 3, if I use a Prior Invention in the course of my employment or incorporate a Prior Invention in any product, service or other offering of the company, 1 hereby grant Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to make, use, sell, import, reproduce, distribute, modify, display, perform and sublicense such Prior Invention for the purpose of developing, manufacturing, marketing, selling, supporting, and distributing Company products, services, and other Company offerings worldwide either directly or through multiple tiers of distribution.

(e)   Records. I agree to keep and maintain adequate and current written records with respect to all Employment Inventions (“Records”). The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times.

(f)    Assistance. I agree to take all actions requested by the Company and to otherwise cooperate with and assist the Company or its designee as necessary to obtain, perfect and enforce the Company’s rights in the Employment Inventions, including and any proprietary rights relating thereto, in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of applications, specifications, oaths, assignments, recordations, and other instruments (collectively, “Instruments”) which the Company shall deem necessary in order to apply for, obtain, perfect, maintain, enforce, license or transfer such rights and in order to assign and convey to the Company, its successors, assigns and designees the sole and exclusive right, title and interest in and to the Employment Inventions, including any proprietary rights relating thereto. I further agree that my obligation to cooperate with the Company and to execute Instruments as described in this section shall continue after the termination of my employment with the Company for any reason and that the Company shall compensate me at a reasonable rate for the time actually spent by me at the Company’s request with respect to such cooperation after the termination of my employment. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute and file any Instruments and to do all other lawfully permitted acts to further the application for, registration, prosecution, perfection, issuance, maintenance or transfer of patents, copyrights, and other proprietary rights with the same legal force and effect as if originally executed by me, which designation the Company shall exercise if the Company is unable because of my mental or physical incapacity, unavailability, or other reason to secure my signature on any instrument as described in this section. I hereby waive and irrevocably assign to the Company any and all claims which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company under this Agreement.

Proprietary Information & Invention Assignment Agreement (for Team members)

(g)   Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act j17 U.S.C., Section 101).

3.     Representations and Covenants. I represent and warrant that: (a) I am not obligated under any consulting agreement, employment agreement, or other agreement or obligation that conflicts with, or would prevent me from fully performing my obligations under, this Agreement, including my obligation to assign all rights to all Employment Inventions to the Company pursuant to Section 2(b), and I shall not enter into any such agreement or obligation during the period of my employment by the Company; (b) there is no action, investigation, or proceeding pending or threatened, or any basis for any of the foregoing known to me, involving my prior employment, my prior work for third parties as an independent contractor, or my use of any information or Inventions of any former employer or third party; and (c) the performance of my duties under this Agreement and my duties as a team member of the Company will not breach, or constitute a default under, any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired prior to my employment with the Company.

4.     Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, reproduce or deliver to any third party) any and all Proprietary Information, Inventions, and other documents or property, or reproductions of any of the foregoing that belong to the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of my employment with the Company for any reason, I agree to sign and deliver the “Termination Certification” attached here to as Exhibit C.

5.     Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this agreement.

6.     Additional Activities. I agree that during the period of my employment by the Company I will not engage in any employment or business activity other than for the Company except as may be provided in a written agreement between me and an authorized officer of the Company. I further agree that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company for any reason I will not (a) induce any team member of the Company to leave the employ of the Company.

7.     Employment At Will. I understand and agree that my employment with the Company 1s at will. Accordingly, my employment can be terminated, without cause or notice, at my option or the Company’s option. The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, without cause. I understand that the duration and other terms and conditions of my employment with the Company will be governed by this paragraph and that this paragraph constitutes the entire agreement, arrangement, and understanding between me and the Company on these subject matters and supersedes any prior or contemporaneous agreement, arrangement, and understanding on this subject matter. This at-will status of my employment relationship with the Company will remain in effect throughout my employment with the Company unless such status is modified by a written agreement signed by both an authorized officer of the Company and me which expressly alters such status.

Proprietary Information & Invention Assignment Agreement (for Team members)

8.     Non-Solicit. During your employment by MNTN, and for a period of twelve months after your employment ends for any reason, it is our expectation that you will not solicit any MNTN team member, consultant or contractor to terminate their employment or engagement with MNTN.

9.     General Provisions. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of California. The term “including” and its variants when used herein means “including.” This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of my employment with the Company for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

SIGNATURE PAGE FOLLOWS

Proprietary Information & Invention Assignment Agreement (for Team members)

The parties have executed this Agreement on the respective dates set forth below:

Mountain Digital, Inc.	Team Member

Print Name	Print Name

Signature	Signature

Date	Date

Address	Address

SIGNATURE PAGE TO MOUNTAIN DIGITAL, INC.
TEAM MEMBER PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Exhibit B

Form of Release

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between _______(“Employee”), and [Company] (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Employee and the Company are parties to that certain employment offer letter dated as of ________, 2021 (the “Agreement”);

WHEREAS, the Parties agree that Employee is entitled to certain severance benefits under the Agreement, subject to the effectiveness of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to the Agreement, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1.          General Release of Claims by Employee.

(a)         Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i)         Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)        Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)       Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)       Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v)        Employee’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his right to secure any damages for alleged discriminatory treatment;

(vi)       Claims based on any right Employee may have to enforce the Company’s executory obligations under the Agreement;

(vii)      Claims Employee may have to vested or earned compensation and benefits; and

(viii)     Employee’s right to communicate or cooperate with any government agency.

(b)        EMPLOYEE ACKNOWLEDGES THAT he HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)        Employee acknowledges that this Release was presented to him on the date indicated above and that Employee is entitled to have forty-five (45) days’ time in which to consider it. Employee further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release. Employee represents and acknowledges that if Employee executes this Release before forty-five (45) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d)        Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his execution of it. Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing. Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed. Employee also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e)        Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

(f)         Employee further understands that Employee will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is sixty (60) days following the date of Employee’s termination of employment.

2.       Confirmation. Employee hereby expressly reaffirms his obligations under the Proprietary Information and Inventions Agreement executed by him in connection with his employment with the Company and his obligations under the “Non-Intereference” paragraph in the Agreement, and Employee acknowledges that such obligations shall survive his termination of employment.

3.       No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

4.       Dispute Resolution. All disputes, claims and causes of action, in law or equity, arising from or relating to this Release or its enforcement, performance, breach, or interpretation shall be resolved in accordance with the “Dispute Resolution” paragraph in the Agreement, which is incorporated herein by this reference.

5.       Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

6.       Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

7.       Governing Law. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

8.       Entire Agreement. This Release and the Agreement (and the other agreements referenced therein) constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

9.       Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

Employee	[Company]

By:

Print Name:	Print Name:

Title: